Exhibit 10.32

EMPLOYMENT AGREEMENT
First Amendment

FIRST AMENDMENT, dated as of June 4, 2008 (“First Amendment”) to the EMPLOYMENT AGREEMENT, dated as of January 7, 2008, between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and Darren R. Jackson (the “Executive”) (the “Agreement”).

The Company and the Executive agree as follows:

1.           Amendment of Section 4(a) of the Agreement.  Effective upon execution of this First Amendment by the Company and the Executive, Section 4(a) of the Agreement shall be amended to provide, in the event of the Executive’s death, for the immediate vesting of all shares of Restricted Stock granted to the Executive after the Commencement Date of the Agreement and the immediate exercisability of all Stock Options and Stock Appreciation Rights granted to the Executive after the Commencement Date of the Agreement, and said Section 4(a) is hereby deleted in its entirety and the following is inserted in lieu thereof:

4.           Termination of Employment.

(a) Death.  In the event of the death of the Executive during the Employment Term, Executive’s employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Bonus then in effect, shall be paid, within 60 days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of Executive’s death.  In the event of the death of the Executive during the Employment Term, the shares of Restricted Stock granted pursuant to Section 3(c)(i) of this Agreement shall vest immediately and the Stock Appreciation Rights granted pursuant to Section 3(c)(ii) of this Agreement shall become exercisable upon the date of the Executive’s death for all of the SARs if not then exercisable in full.  In the event of the death of the Executive during the Employment Term, any shares of Restricted Stock granted to the Executive after the Commencement Date of this Agreement shall vest immediately and all Stock Options or Stock Appreciation Rights granted to Executive after the Commencement Date of this Agreement shall become exercisable upon the date of the Executive’s death for all such Stock Options and Stock Appreciation Rights if not then exercisable in full.  The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company’s benefit plans and programs in which the Executive was participating at the time of his death.  Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect (including the 2004 LTIP or any successor plan thereto, as it relates to the equity grants referenced in Section 3(c)

hereof), after the date of Executive’s death, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

2.           Amendment of Section 4(b) of the Agreement.  Effective upon execution of this First Amendment by the Company and the Executive, Section 4(b) of the Agreement shall be amended to provide, in the event of Executive’s Disability, for the payment of the Executive’s Target Bonus amount, as that term is defined in the Agreement, for the immediate vesting of all shares of Restricted Stock granted to the Executive after the Commencement Date of the Agreement, and for the immediate exercisability of all Stock Options and SARs granted to the Executive after the Commencement Date of the Agreement, and said Section 4(b) is hereby deleted in its entirety and the following is inserted in lieu thereof:

4.           Termination of Employment.

(b)  Disability.  In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below).  In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive’s Base Salary for a one year period, which amount shall be paid in one lump sum within forty-five days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B).  The Company shall also pay to the Executive a lump sum amount equivalent to the Executive’s Target Bonus Amount then in effect, which amount shall be paid in one lump sum within forty-five days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B).  In the event of the Executive’s Disability during the Employment Term, the shares of Restricted Stock granted pursuant to Section 3(c)(i) of this Agreement shall vest immediately upon the date of the Executive’s Separation from Service and the Stock Appreciation Rights granted pursuant to Section 3(c)(ii) of this Agreement shall become exercisable upon the date of the Executive’s Separation from Service for all of the SARs if not then exercisable in full.  In the event of the Executive’s Disability during the Employment Term, any shares of Restricted Stock granted to the Executive after the Commencement Date of this Agreement shall vest immediately upon the date of the Executive’s Separation from Service and all Stock Options or Stock Appreciation Rights granted to the Executive after the Commencement Date of this Agreement shall become exercisable upon the date of the Executive’s Separation from Service for all such Stock Options and Stock Appreciation Rights if not then exercisable in full.  The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company’s benefit plans in which the Executive participates.  The purpose and intent of the preceding two sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period.  Otherwise, after the Disability Termination Date, except in accordance with the Company’s benefit programs and other plans then in effect, Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness causing the Executive’s complete and full-time absence from the Executive’s duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period.  Any determination of the Executive’s Disability made in good faith by the Company shall be conclusive and binding on the Executive, unless within 10 days after written notice to Executive of such determination, the Executive elects by written notice to the Company to challenge such determination, in which case the determination of Disability shall be made by arbitration pursuant to Paragraph 10 below.  Except as provided in this Subsection 4(b), the Company shall not be required to provide the Executive any compensation or benefits after the determination by the Company unless the arbitration results in a determination that the Executive is not disabled, in which case the Company shall pay to the Executive within 10 days after such arbitration decision all compensation due through the date of such arbitration decision.  The Company shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision.  The “Disability Termination Date” shall be the date on which the Company makes such determination of the Executive’s Disability unless the arbitration, if any, results in a determination that the Executive is not disabled.  The Executive shall have a legally binding right to the disability salary continuation benefit as of the Disability Termination Date.

3.           Amendment of Section 4(f) of the Agreement.  Effective upon execution of this First Amendment by the Company and the Executive, Section 4(b) of the Agreement shall be amended by adding a new section 4(f)(v)(F), which shall read its entirety as follows:

(F)  All Gross-Up Payments, including any additional Gross-Up Payments under Section 4(f)(v)(C) and (E), shall be made to the Executive by the end of the calendar year next following the year in which the Executive remits the related taxes to the relevant Taxing Authorities.  Payment pursuant to Section 4(f)(v)(E) of amounts indemnifying the Executive against any loss in connection with, and all costs and expenses which may be incurred as a result of contesting, a claim made against the Executive by a Taxing Authority, shall be made to the Executive by the end of the calendar year following the year in which the taxes which are the subject of the claim are remitted to the relevant Taxing Authority, or where, as a result of the claim, no taxes are remitted, by the end of the calendar year following the year in which there is a final nonappealable settlement or other resolution of the claim.

4.           Amendment of Section 18(f) of the Agreement.  Effective upon execution of this First Amendment by the Company and the Executive, Section 4(b) of the Agreement shall be amended by revising section 18(f) to clarify that the covenants not to compete applies only to businesses or divisions of multi-division business that derives more than 15% of its revenues from the Restricted Activities and which shall now read in its entirety as follows:

(f)           Covenants Not to Compete.

(i) Non-Competition.  Executive covenants and agrees that during the period from the date hereof until, two (2) years immediately following the termination, for any reason, of Executive’s employment with the Company (the “Non-Compete Period”),  Executive will not, directly or indirectly:

(A) own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or

(B) engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.

(ii) Restricted Activities/Restricted Area.  For purposes of this Agreement, the term “Restricted Activities” means the retail, wholesale or commercial sale of aftermarket auto parts and accessories.  The term “Restricted Area” means the United States of America, including its territories and possessions.

(iii) Association with Restricted Company.  In the event that the Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive or director) with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by the Executive for such Restricted Company.  All such current associations are set forth on Exhibit B to this Agreement.  In the event that the Company consents in writing to the Executive’s engagement in such activity, the engaging in such activity by the Executive shall be conclusively deemed not to be a violation of this Subsection 18(f).  Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of the Executive or other similarly bound executives.

(iv) Permitted Employment with Multi-Division Company.  Nothing in this Subsection 18(f) shall preclude the Executive from accepting employment with a multi-division company so long as (A) the Executive’s employment is not within a division of the new employer that engages in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area, (B) during the course of such employment, the Executive does not communicate related to Restricted Activities with any division of Executive’s new employer that is engaged in and derives more than 15% of its revenues from the Restricted Activities within the Restricted Area and (C) the Executive does not engage in the Restricted Activities within the Restricted Area.

5.           Addition of New Section 21 to the Agreement.  Effective upon execution of this First Amendment by the Company and the Executive, the Agreement shall be amended by adding a new section 21, which shall read its entirety as follows:

21.           Accelerated Vesting of Equity Awards Upon Change In Control.  In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Restricted Stock or any Other Stock Unit Awards granted to the Executive shall lapse and such Restricted Stock or Other Stock Unit Awards shall become fully vested and transferable to the full extent of the original grant as of the date such Change In Control is determined to have occurred; and any Stock Options or SARs granted to the Executive that are outstanding as of the date of such Change In Control shall become fully exercisable and vested to the extent of the original grant as of the date such Change In Control is determined to have occurred.

6.           Full Force and Effect.   Except for those terms and provisions amended herein, all other terms and conditions in the Agreement shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.

By:	(SEAL)

Print Name:

Title:

Address:

Executive

Print Name:	Darren Jackson

Signature:

Address: